SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2004

AXIS CAPITAL HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	001-31721	98-0395986
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

106 Pitts Bay Road Pembroke, Bermuda		HM 08
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 441-296-2600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On October 15, 2004, AXIS Capital Holdings Limited, a Bermuda company (the “Company”), entered into the employment agreement attached hereto with Mr. John Murray, the Company’s Chief Operations Officer.  Mr. Murray’s term of service under the agreement continues until September 30, 2006 followed by automatic one-year renewals unless notice of termination of his employment is provided by the Company or Mr. Murray at least six months prior to the end of the term.  Mr. Murray is entitled to an annual base salary and an annual bonus payable at the discretion of the Company as well as other employee benefits.

Mr. Murray’s employment will automatically terminate upon his death.  The Company may terminate Mr. Murray’s employment as a result of his disability, for cause or without cause upon 30 days notice.  Mr. Murray may terminate his employment upon at least six months notice to the Company.

In the event of termination of employment for any reason, Mr. Murray will be entitled to any accrued base salary through the date of termination and all employee benefits to which he is entitled under all employee benefit plans in which he participates.  If the Company terminates Mr. Murray’s employment without cause, he is entitled to continuation of his base salary and employee benefits for a period of 12 months after the date of termination.  If Mr. Murray terminates his employment with good reason within the 12-month period following a change in control, Mr. Murray is entitled to continuation of his base salary and employee benefits for a period of 12 months after the date of termination.

Mr. Murray is subject to non-competition and non-solicitation provisions for a period of six months after termination of employment and ongoing confidentiality requirements.

Item 9.01.              Financial Statements and Exhibits

(c)                           Exhibits.

99.1         Employment Agreement dated October 15, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 19, 2004	AXIS CAPITAL HOLDINGS LIMITED

	By:	/s/ Andrew Cook
Andrew Cook
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Document

99.1	Employment Agreement dated October 15, 2004.